Exhibit 99.1

News Release
Polaris Industries	Media Contact: Marlys Knutson
2100 Highway 55	Phone: 763/542-0533
Medina, MN 55340-9770	marlys.knutson@polaris.com

FOR IMMEDIATE RELEASE

Michael Malone, Polaris Industries’ Chief Financial Officer Announces Intention to Retire
30 year Career Contributions at Core of Polaris Long-term Success

MINNEAPOLIS (July 13, 2015) – Polaris Industries Inc. (NYSE: PII) today announced that Michael Malone, age 56, has declared his intention to retire as Vice President, Finance and Chief Financial Officer effective August 3rd, but has agreed to stay on into early 2016 to assume the newly-formed role of Executive Vice President, Polaris Financial Services. Mike’s 30 year Polaris career has been stellar and highly impactful. His leadership tenure spans half of the company’s existence and the value he has added is immeasurable.

“Mike has over 30 years of distinguished service with Polaris, and his contributions to our growth and our culture are innumerable in scope and inestimable in value,” said Scott Wine, Polaris Chairman and CEO. “In an era where the average CFO tenure is about six years, Mike’s 19 years as the financial steward of Polaris are quite remarkable. He joined Polaris in 1984 with an audit background, quickly mastered treasury and has amassed a depth and breadth of global corporate finance experience that has been vital to Polaris’ sustained financial success.”

Wine continued, “His conservative nature and unwavering integrity established Polaris’ financial culture, and his leadership and commitment to talent will support our success for years to come, while his ironclad devotion to improving our company is indelibly stamped on nearly every stage of Polaris’ history. Mike’s commitment to Polaris is further highlighted by his willingness to postpone his retirement and take on the challenge of navigating an unprecedented period of change and complexity in our retail and wholesale financing businesses.”

In over three decades with Polaris, Mike has held various roles of increasing responsibility. He joined the company in 1984 after four years with Arthur Andersen LLP in Minneapolis. He rose through several positions over the next nine years, before his promotion to Vice President and Treasurer of Polaris in January 1993. He held this role until he assumed the Vice President- Finance and Chief Financial Officer position in January 1997.

During Mike’s tenure Polaris has changed dramatically; he began as part of a 20 person finance team and now leads a global organization numbering over 200. Over that time, Polaris’ annual sales have grown from about $50M to nearly $5B, and the stock price now sits near $150, up almost 9000% from its value of $1.67 when Malone drove the Initial Public Offering in 1987. Mike was instrumental in establishing the innovative Polaris Acceptance joint venture structure with GE for U.S. dealer financing in 1997.

“I am truly honored and humbled to have been given the opportunity to lead the finance team and the responsibility to provide value to all Polaris stakeholders for an extended period of time. I am looking forward to enjoying the next stage of my life in retirement with the same passion I have had for the Polaris business the past 30 years” said Malone.

Mike received his BS in Accounting and Business Administration from St. John’s University in 1980, and received his CPA that same year. He, his wife of nearly 32 years Colleen, and their three young adult children spend their leisure time engaging in a variety of outdoor activities, including riding the entire suite of Polaris products. He plans to continue this active lifestyle with his family in retirement.

About Polaris®
Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.
Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.
Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.
Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.
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